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                                  EXCERPTS OF

                               MINUTES OF MEETING

                EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

                               February 22, 1996


The first order of business was to review and approve an adjustment to the pension for R. U. De Schutter, President, Searle. Mr. De Schutter was transferred from Monsanto to Searle in 1985. At that time, he was told his pension would not be reduced as a result of his accepting the assignment. Because the Searle pension plan does not provide the same retirement benefit as the Monsanto plan, the Committee approved a supplemental executive retirement plan (SERP) for Mr. De Schutter. This SERP will calculate his pension under the Monsanto Pension Plan using all service at Monsanto and Searle, less the benefit provided by the Searle Plan. If he were to retire today, this SERP would provide an additional present value of $640,000. If he continues to work, the difference between the Monsanto plan and the Searle plan decreases to zero at age 65.





                                                  /s/ Teresa E. McCaslin
                                                  ----------------------

                                                  Ms. Teresa E. McCaslin
                                                  Management Liaison Officer
                                                  Executive Compensation and
                                                  Development Committee